Exhibit 99.1

For Immediate Release

REDPOINT BIO CORPORATION COMPLETES FINAL CLOSING OF

$33 MILLION PRIVATE PLACEMENT

Cranbury, NJ – April 9, 2007 - Robcor Properties, Inc. (OTCBB:RBCR) and its wholly-owned subsidiary, Redpoint Bio Corporation, today announced the completion of the final closing of a private placement raising an additional $13 million of gross proceeds, bringing the total private placement gross proceeds to $33 million.  Redpoint is a company developing compounds to improve the taste of pharmaceutical, food and beverage products.  National Securities Corporation and Brean Murray, Carret & Co., LLC were placement agents for the transaction.

The net proceeds of the private placement will be used for Redpoint’s research and development activities and working capital purposes.  Pursuant to the final closing of the private placement, Robcor issued an aggregate of approximately 16.0 million shares of common stock at a price of $0.81 per share, together with warrants to purchase approximately 4.0 million shares of common stock at an exercise price of $1.35 per share.  Following the final closing of the private placement, Robcor has a total of approximately 78.6 million shares of common stock issued and outstanding.

On March 12, 2007, Redpoint became a wholly-owned subsidiary of Robcor Properties, Inc. as part of a reverse merger transaction and constitutes Robcor’s sole business.  As soon as reasonably practicable, Robcor intends to take the necessary steps and seek stockholder approval to (i) reincorporate the publicly-traded parent corporation in Delaware, (ii) change the name of the parent corporation to “Redpoint Bio Corporation” and (iii) effect a reverse stock split to reduce its issued and outstanding shares of common stock to approximately 28.3 million shares.  This reverse stock split would result in an effective private placement price per share of approximately $2.25.

The securities issued by Robcor in the foregoing transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption therefrom.  This press release shall not constitute an offer to sell securities and is not soliciting an offer to buy securities.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private

Securities Litigation Reform Act of 1995.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio Corporation:

Scott Horvitz

Chief Financial Officer

(609) 860-1500, ext. 207

shorvitz@redpointbio.com

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